EXHIBIT 4f
                                                         ----------




                                 $250,000,000

                       FIVE YEAR COMPETITIVE ADVANCE AND
                      REVOLVING CREDIT FACILITY AGREEMENT




                          Dated as of March 17, 1998




                                     Among


                         BRISTOL-MYERS SQUIBB COMPANY,

                          THE BORROWING SUBSIDIARIES,

                           THE LENDERS NAMED HEREIN,


                    CITIBANK, N.A., as Administrative Agent

                                      and

               THE CHASE MANHATTAN BANK, as Administrative Agent


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                           TABLE OF CONTENTS

                                                                  Page

                               ARTICLE I

                              Definitions. . . . . . . . . . . . .   1
     SECTION 1.1  Defined Terms. . . . . . . . . . . . . . . . . .   1
     SECTION 1.2  Classification of Loans and Borrowings . . . . .  15
     SECTION 1.3  Terms Generally. . . . . . . . . . . . . . . . .  16
     SECTION 1.4  Accounting Terms; GAAP . . . . . . . . . . . . .  16


                              ARTICLE II

                              The Credits. . . . . . . . . . . . .  16
     SECTION 2.1  Commitments. . . . . . . . . . . . . . . . . . .  16
     SECTION 2.2  Loans and Borrowings . . . . . . . . . . . . . .  16
     SECTION 2.3  Requests for Revolving Borrowings. . . . . . . .  17
     SECTION 2.4  Competitive Bid Procedure. . . . . . . . . . . .  18
     SECTION 2.5  Extension of Maturity Date . . . . . . . . . . .  20
     SECTION 2.6  Increase of Commitments. . . . . . . . . . . . .  22
     SECTION 2.7  Funding of Borrowings. . . . . . . . . . . . . .  23
     SECTION 2.8  Interest Elections . . . . . . . . . . . . . . .  24
     SECTION 2.9  Termination and Reduction of Commitments . . . .  25
     SECTION 2.10  Repayment of Loans; Evidence of Debt. . . . . .  26
     SECTION 2.11  Prepayment of Loans . . . . . . . . . . . . . .  27
     SECTION 2.12  Fees. . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 2.13  Interest. . . . . . . . . . . . . . . . . . . .  28
     SECTION 2.14  Alternate Rate of Interest. . . . . . . . . . .  28
     SECTION 2.15  Increased Costs . . . . . . . . . . . . . . . .  29
     SECTION 2.16  Break Funding Payments. . . . . . . . . . . . .  30
     SECTION 2.17  Taxes . . . . . . . . . . . . . . . . . . . . .  31
     SECTION 2.18  Payments Generally; Pro Rata Treatment;
                      Sharing of Set-offs  . . . . . . . . . . . .  34
     SECTION 2.19  Mitigation Obligations; Replacement of Lenders.  35
     SECTION 2.20  Borrowing Subsidiaries. . . . . . . . . . . . .  36


                              ARTICLE III

                    Representations and Warranties . . . . . . . .  36
     SECTION 3.1  Organization; Powers . . . . . . . . . . . . . .  36
     SECTION 3.2  Authorization. . . . . . . . . . . . . . . . . .  37
     SECTION 3.3  Enforceability . . . . . . . . . . . . . . . . .  37

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     SECTION 3.4  Governmental Approvals . . . . . . . . . . . . .  37
     SECTION 3.5  Financial Statements; No Material Adverse Change  37
     SECTION 3.6  Litigation; Compliance with Laws . . . . . . . .  38
     SECTION 3.7  Federal Reserve Regulations. . . . . . . . . . .  38
     SECTION 3.8  Use of Proceeds. . . . . . . . . . . . . . . . .  38
     SECTION 3.9  Taxes. . . . . . . . . . . . . . . . . . . . . .  38
     SECTION 3.10  Employee Benefit Plans. . . . . . . . . . . . .  38
     SECTION 3.11  Environmental and Safety Matters. . . . . . . .  39
     SECTION 3.12  Properties. . . . . . . . . . . . . . . . . . .  39
     SECTION 3.13  Investment and Holding Company Status . . . . .  39


                              ARTICLE IV

                              Conditions . . . . . . . . . . . . .  39
     SECTION 4.1  Effective Date . . . . . . . . . . . . . . . . .  39
     SECTION 4.2  Each Credit Event. . . . . . . . . . . . . . . .  40
     SECTION 4.3  Initial Borrowing by Each Borrowing Subsidiary .  41


                               ARTICLE V

                               Covenants . . . . . . . . . . . . .  41
     SECTION 5.1  Existence. . . . . . . . . . . . . . . . . . . .  41
     SECTION 5.2  Business and Properties. . . . . . . . . . . . .  41
     SECTION 5.3  Financial Statements, Reports, Etc.. . . . . . .  41
     SECTION 5.4  Insurance. . . . . . . . . . . . . . . . . . . .  42
     SECTION 5.5  Obligations and Taxes. . . . . . . . . . . . . .  42
     SECTION 5.6  Litigation and Other Notices . . . . . . . . . .  42
     SECTION 5.7  Books and Records. . . . . . . . . . . . . . . .  43
     SECTION 5.8  Consolidations, Mergers, and Sales of Assets . .  43
     SECTION 5.9  Liens. . . . . . . . . . . . . . . . . . . . . .  43
     SECTION 5.10  Limitation on Sale and Leaseback Transactions .  44


                              ARTICLE VI

                           Events of Default . . . . . . . . . . .  45



                              ARTICLE VII

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                       The Administrative Agents . . . . . . . . .  47


                             ARTICLE VIII

                             Miscellaneous . . . . . . . . . . . .  50
     SECTION 8.1  Notices. . . . . . . . . . . . . . . . . . . . .  50
     SECTION 8.2  Survival of Agreement. . . . . . . . . . . . . .  50
     SECTION 8.3  Binding Effect . . . . . . . . . . . . . . . . .  51
     SECTION 8.4  Successors and Assigns . . . . . . . . . . . . .  51
     SECTION 8.5  Expenses; Indemnity. . . . . . . . . . . . . . .  54
     SECTION 8.6  Applicable Law . . . . . . . . . . . . . . . . .  54
     SECTION 8.7  Waivers; Amendment . . . . . . . . . . . . . . .  54
     SECTION 8.8  Entire Agreement . . . . . . . . . . . . . . . .  55
     SECTION 8.9  Severability . . . . . . . . . . . . . . . . . .  55
     SECTION 8.10  Counterparts. . . . . . . . . . . . . . . . . .  55
     SECTION 8.11  Headings. . . . . . . . . . . . . . . . . . . .  55
     SECTION 8.12  Right of Setoff . . . . . . . . . . . . . . . .  56
     SECTION 8.13  Jurisdiction; Consent to Service of Process . .  56
     SECTION 8.14  Waiver of Jury Trial. . . . . . . . . . . . . .  56
     SECTION 8.15  Conversion of Currencies. . . . . . . . . . . .  57
     SECTION 8.16  Guaranty. . . . . . . . . . . . . . . . . . . .  57
     SECTION 8.17  European Monetary Union . . . . . . . . . . . .  59


SCHEDULES:

Schedule 2.1 -- Commitments

EXHIBITS:

Exhibit A-1 -- Competitive Bid Request
Exhibit A-2 -- Notice of Competitive Bid Request
Exhibit A-3 -- Competitive Bid
Exhibit A-4 -- Competitive Bid Accept/Reject Letter
Exhibit A-5 -- Borrowing Request
Exhibit B   --      Form of Assignment and Acceptance
Exhibit C   --      Form of Opinion of Company's Counsel
Exhibit D   --      Form of Administrative Questionnaire
Exhibit E   --      Form of Borrowing Subsidiary Agreement
Exhibit F   --      Form of Borrowing Subsidiary Termination


                                E-1-4

          FIVE YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY
AGREEMENT (the "Agreement") dated as of March 17, 1998, among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the "Company"), the BORROWING SUBSIDIARIES (as defined herein), the lenders listed in Schedule 2.1 (the "Lenders"), THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, "Chase"), and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, "Citibank"; Chase and Citibank are referred to herein individually as an "Administrative Agent" and collectively as the "Administrative Agents") and as competitive advance facility agent (in such capacity, the "Advance Agent").

          The Company has requested that the Lenders, on the terms and subject to the conditions herein set forth (i) extend credit to the Company and the applicable Borrowing Subsidiaries to enable them to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date (such term and each other capitalized term used but not defined herein having the meaning assigned to it in Article
I) a principal amount not in excess of $250,000,000 (as such amount may be increased pursuant to Section 2.6) and (ii) provide a procedure pursuant to which the Company and the Borrowing Subsidiaries may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Company or the applicable Borrowing Subsidiary. The proceeds of such borrowings are to be used for working capital and other general corporate purposes (other than hostile acquisitions), including commercial paper backup and repurchase of shares. The Lenders are willing to extend such credit on the terms and subject to the conditions herein set forth.

          Accordingly, the parties hereto agree as follows:


                               ARTICLE I

                              Definitions

          SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Administrative Fees" shall have the meaning assigned to such term in Section 2.12(b).

          "Administrative Questionnaire" shall mean an administrative questionnaire delivered by a Lender pursuant to Section 8.4(e) in the form of Exhibit D.

          "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

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

          "Alternate Base Rate" shall mean for any day, a rate per annum equal to the greatest of (a) the rate of interest per annum publicly announced from time to time by Citibank as its base rate in effect at its principal office in New York City, (b) 1/2 of one percent above the Federal Funds Effective Rate and (c) the Base CD Rate in effect for such day plus 1%. If for any reason Citibank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or Federal Funds Effective Rate, or both, specified in clause (b) or (c), respectively, of the first sentence of this definition, for any reason, including, without limitation, the inability or failure of Citibank to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate shall be effective on the effective date of any change in such rate.

          "Alternative Currency" shall mean at any time, a common currency of the European monetary union and any currency (other than Dollars) that is readily available, freely traded and convertible into Dollars in the London market and as to which a Dollar Equivalent can be calculated.

          "Applicable Percentage" shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, Applicable Percentage shall mean, with respect to any Lender, the percentage of the aggregate outstanding principal amount of the Loans represented by the aggregate outstanding principal amount of each Lender's Loans.

          "Applicable Rate" shall mean on any date, with respect to any Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurocurrency Spread" or "Facility Fee Rate", as the case may be, based upon the Ratings by Moody's and S&P, respectively, in effect on such date:

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Ratings:
                             Eurocurrency                   Facility Fee
                                Spread                          Rate
                             ------------                   ------------


Category 1

Aa3 or higher by Moody's;       .100%                          .050%
AA- or higher by S&P



Category 2

A3 or higher but lower          .175%                           .075%
than Aa3 by Moody's;
A- or higher but lower
than AA- by S&P


Category 3

Baa2 or higher but lower        .150%                           .125%
than A3 by Moody's;
BBB or higher but lower
than A- by S&P



Category 4

lower than Baa2 by Moody's;     .300%                           .200%
lower than BBB by S&P





For purposes of the foregoing, (i) if the Ratings shall fall within different Categories, the Applicable Rate shall be based upon the higher of the two Ratings unless the Ratings are more than one level apart, in which case the Applicable Rate shall be based upon the Rating one level below the higher Rating, and (ii) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable Rating Agency), such change shall be effective as of the date on which it is first announced by the Rating Agency making such change. Each such change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, the parties hereto shall negotiate in good faith to amend this definition to reflect such changed rating system. If either Rating Agency shall cease to be in the business of rating corporate debt obligations or shall not otherwise have in effect a Rating, the Applicable Rate shall be determined by reference to the Rating from the other Rating Agency. The Company shall always cause a Rating to be maintained by at least one Rating Agency.

          "Assessment Rate" shall mean, for any day, the net annual assessment rate (rounded upwards, if necessary, to the next higher Basis Point) as most recently estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at Citibank's domestic offices.

          "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee in the form of Exhibit B.


                                E-1-7

          "Availability Period" shall mean the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

          "Base CD Rate" shall mean the sum of (a) the product of (i) the Average Weekly Three-Month Secondary CD Rate times (ii) a fraction of which the numerator is 100% and the denominator is 100% minus the aggregate rates of (A) basic and supplemental reserve requirements in effect on the date of effectiveness of such Average Weekly Three-Month Secondary CD Rate, as set forth below, under Regulation D of the Board applicable to certificates of deposit in units of $100,000 or more issued by a "member bank" located in a "reserve city" (as such terms are used in Regulation D) and (B) marginal reserve requirements in effect on such date of effectiveness under Regulation D applicable to time deposits of a "member bank" and (b) the Assessment Rate. "Average Weekly Three-Month Secondary CD Rate" shall mean the three-month secondary certificate of deposit ("CD") rate for the most recent weekly period covered therein in the Federal Reserve Statistical release entitled "Weekly Summary of Lending and Credit Measures (Averages of daily figures)" released in the week during which occurs the day for which the CD rate is being determined. The CD rate so reported shall be in effect, for the purposes of this definition, for each day of the week in which the release date of such publication occurs. If such publication or a substitute containing the foregoing rate information is not published by the Federal Reserve for any week, such average rate shall be determined by Citibank on the basis of quotations received by it from three New York City negotiable certificate of deposit dealers of recognized standing on the first Business Day of the week succeeding such week for which such rate information is not published.

          "Basis Point" shall mean 1/100th of 1%.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          "Board of Directors" shall mean either the board of directors of the Company or any duly authorized committee thereof or any committee of officers of the Company acting pursuant to authority granted by the board of directors of the Company or any committee of such board.

          "Borrower" shall mean the Company or any Borrowing Subsidiary.

          "Borrowing" shall mean (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

          "Borrowing Request" shall mean a request by the Company for a Revolving Borrowing in accordance with Section 2.3.

          "Borrowing Subsidiary" shall mean any Subsidiary of the Company designated as a Borrowing Subsidiary by the Company pursuant to Section 2.20.

          "Borrowing Subsidiary Agreement" shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit E.


                                E-1-8

          "Borrowing Subsidiary Obligations" shall mean the due and punctual payment of (i) the principal of and interest on any Loans made by the Lenders to the Borrowing Subsidiaries pursuant to this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities (including, without limitation, the obligations described in Section 2.20) of the Borrowing Subsidiaries to the Lenders under this Agreement and the other Loan Documents.

          "Borrowing Subsidiary Termination" shall mean a Borrowing Subsidiary Termination substantially in the form of Exhibit F.

          "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, or in the city which is the principal financial center of the country of issuance of the applicable Alternative Currency.

          "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Change in Control" shall be deemed to have occurred if (a) any Person or group of Persons (other than (i) the Company, (ii) any Subsidiary or (iii) any employee or director benefit plan or stock plan of the Company or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 20% of the combined voting power represented by the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.

          "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.


                                E-1-9

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.4, and (c) increased pursuant to Section 2.6. The initial amount of each Lender's Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $250,000,000.

          "Company" shall mean Bristol-Myers Squibb Company, a Delaware corporation.

          "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.4.

          "Competitive Bid Accept/Reject Letter" shall mean a notification made by the Company pursuant to Section 2.4(d) in the form of Exhibit A-4.

          "Competitive Bid Rate" shall mean, as to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

          "Competitive Bid Request" shall mean a request made pursuant to
Section 2.4 in the form of Exhibit A-1.

          "Competitive Borrowing" shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in Section 2.4.

          "Competitive Loan" shall mean a Loan made pursuant to Section 2.4. Each Competitive Loan shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan.

          "Competitive Loan Exposure" shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the outstanding Competitive Loans of such Lender denominated in Dollars and (b) the sum of the Dollar Equivalents of the aggregate principal amounts of the outstanding Competitive Loans of such Lender denominated in Alternative Currencies.

          "Consolidated Net Tangible Assets" shall mean, with respect to the Company, the total amount of its assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and determined on a consolidated basis in accordance with GAAP.


                                E-1-10

          "Consolidated Net Worth" shall mean at any time for the determination thereof the sum of all amounts which, in conformity with GAAP, would be included under the caption "total stockholders' equity" (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries as at such time.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Currency" shall mean Dollars or any Alternative Currency.

          "Debt" shall mean (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms and (iii) all rental obligations as lessee under leases which shall have been or should be recorded as Capital Lease Obligations.

          "Default" shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Dollar Equivalent" shall mean, with respect to any principal amount of any Competitive Loan denominated in an Alternative Currency, the equivalent in Dollars of such amount, determined by Citibank using the Exchange Rate in effect for such Alternative Currency at approximately 11:00 a.m. London time on the date of the Competitive Bid Request that resulted in the making of such Competitive Loan.

          "Dollars" or "$" shall mean lawful money of the United States of America.

          "Effective Date" means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 8.7).

          "Environmental and Safety Laws" shall mean any and all applicable current and future treaties, laws (including without limitation common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, written notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any hazardous substance or contaminant, to preservation or reclamation of natural resources or to the management, release or threatened release of any hazardous substance, contaminant, or noxious odor, including without limitation the Hazardous Materials Transportation
Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, any similar or implementing state law, all amendments of any of them, and any regulations promulgated under any of them.

                                E-1-11

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

          "ERISA Termination Event" shall mean (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder
(other than a "Reportable Event" not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Company or any of its ERISA Affiliates from a "single employer" Plan during a plan year in which it was a "substantial employer", both of such terms as defined in
Section 4001(a) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under
Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate of the Company from a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

          "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

          "Event of Default" shall have the meaning assigned to such term in
Article VI.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exchange Rate" shall mean, with respect to any Alternative Currency on a particular date, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page with respect to such Alternative Currency; provided, that the Company may make a one time election, with the approval of Citibank (such approval not to be unreasonably withheld), to use Bloomberg currency pages to determine Exchange Rate instead of Reuters currency pages. In the event that such rate does not appear on the applicable Reuters currency page, or Bloomberg currency page, as the case may be, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Citibank and the Company or, in the absence of such agreement, such Exchange Rate shall instead be Citibank's spot rate of exchange in the London interbank market or other market where its foreign currency exchange operations in respect of such Alternative Currency is then being conducted, at or about 10:00 A.M., local time, at such date for the purchase of Dollars with such Alternative Currency for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, Citibank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

          "Extension Letter" shall mean a letter from the Company requesting an extension of the Maturity Date.


                                E-1-12

          "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by Citibank, of the quotations for the day of such transactions received by Citibank from three Federal funds brokers of recognized standing selected by it.

          "Financial Officer" of any corporation shall mean the chief inancial officer, principal accounting officer or treasurer of such corporation.

          "Fixed Rate" shall mean, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

          "Fixed Rate Loan" shall mean a Competitive Loan bearing interest at a Fixed Rate.

          "Foreign Lender" shall mean, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Funded Debt" shall mean Debt of the Company or a Subsidiary owning Restricted Property maturing by its terms more than one year after its creation and Debt classified as long-term debt under GAAP and, in the case of Funded Debt of the Company, ranking at least pari passu with the Loans.

          "GAAP" shall mean generally accepted accounting principles in the United States of America.

          "Governmental Authority" shall mean the government of any nation, including, but not limited to, the United States of America, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or
(d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                                E-1-13

          "Hazardous Substances" shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, including, without limitation, polychlorinated biphenyls ("PCBs"), asbestos or asbestos-containing material, and any substance, waste or material regulated or that could reasonably be expected to result in liability under Environmental and Safety Laws.

          "Indenture" shall mean the Indenture dated as of June 1, 1993 between the Company and Chase, as successor to The Chase Manhattan Bank (National Association), as Trustee, as amended, supplemented or otherwise modified from time to time.

          "Interest Election Request" shall mean a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.8.

          "Interest Payment Date" shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

          "Interest Period" shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3, 6 months (or, if available, as determined by Citibank and each of the Lenders, 12 months) thereafter, as the Company may elect, and (b) as to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Lenders" shall mean (a) the financial institutions listed on
Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto, pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance or pursuant to the provisions of Section 2.6.

                                E-1-14

          "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3740 or Page 3750, as the case may be, of Dow Jones Markets (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Citibank from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars or the applicable Alternative Currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars or the applicable Alternative Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the arithmetic average of the rates at which deposits in Dollars or the applicable Alternative Currency approximately equal in principal amount to such Borrowing and for a maturity comparable to such Interest Period are offered to the principal London offices of the Reference Lenders (or, if any Reference Lender does not at the time maintain a London office, the principal London office of any Affiliate of such Reference Lender) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, however, that, if only two Reference Lenders notify Citibank of the rates offered to such Reference Lenders (or any Affiliates of such Reference Lenders) as aforesaid, the LIBO Rate with respect to such Eurocurrency Borrowing shall be equal to the arithmetic average of the rates so offered to such Reference Lenders (or any such Affiliates).

          "Lien" shall mean any mortgage, lien, pledge, encumbrance, charge or security interest.

          "Loan Documents" means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and each promissory note held by a Lender pursuant to Section 2.10(e).

          "Loans" shall mean the loans made by the Lenders to the Borrowers pursuant to this Agreement.

          "Margin" shall mean, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

          "Margin Regulations" shall mean Regulations G, T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole.

          "Maturity", when used with respect to any Security, shall mean the date on which the principal of such Security becomes due and payable as provided therein or in the Indenture, whether on a Repayment Date, at the Stated Maturity thereof or by declaration of acceleration, call for redemption or otherwise.


                                E-1-15

          "Maturity Date" shall mean March 17, 2003, subject to extension pursuant to Section 2.5.

          "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

          "Notice of Competitive Bid Request" shall mean a notification made pursuant to Section 2.4 in the form of Exhibit A-2.

          "Original Issue Discount Security" shall mean (i) any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, and (ii) any other Security deemed an Original Issue Discount Security for United States Federal income tax purposes.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Person" shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA), subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of the Company or any ERISA Affiliate.

          "Rating Agencies" shall mean Moody's and S&P.

          "Ratings" shall mean the ratings from time to time established by the Rating Agencies for senior, unsecured, non-credit-enhanced long-term debt of the Company.

          "Reference Lenders" shall mean Chase, Citibank and Deutsche Bank AG.

          "Register" shall have the meaning given such term in Section 8.4(d).

          "Repayment Date", when used with respect to any Security to be repaid, shall mean the date fixed for such repayment pursuant to such Security.

          "Required Lenders" shall mean, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VI, and for all purposes after the Loans become due and payable pursuant to Article VI or the Commitments shall have expired or terminated, the Competitive Loan Exposures of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.


                                E-1-16

          "Restricted Property" shall mean (i) any manufacturing facility, or portion thereof, owned or leased by the Company or any Subsidiary and located within the continental United States of America which, in the opinion of the Board of Directors of the Company, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets, and (ii) any shares of capital stock or indebtedness of any Subsidiary owning any such manufacturing facility. As used in this definition, "manufacturing facility" means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

          "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender's Revolving Loans at such time.

          "Revolving Loan" shall mean a Loan made pursuant to Section 2.3.

          "Sale and Leaseback Transaction" shall mean any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (ii) leases between the Company and a Subsidiary or between Subsidiaries, (iii) leases of Restricted Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property, and (iv) arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

          "S&P" shall mean Standard & Poor's Ratings Group or any successor thereto.

          "SEC" shall mean the Securities and Exchange Commission.

          "Security" or "Securities" shall mean any note or notes, bond or bonds, debenture or debentures, or any other evidences of indebtedness, of any series authenticated and delivered from time to time under the Indenture.

          "Stated Maturity", when used with respect to any Security or any installment of principal thereof or interest thereon, shall mean the date specified in such Security as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable.

          "subsidiary" shall mean, with respect to any Person (the "parent") at any date, (i) for purposes of Sections 5.9 and 5.10 only, any Person the majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent of such Person and (ii) for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.


                                E-1-17

          "Subsidiary" shall mean a subsidiary of the Company.

          "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities with respect thereto.

          "Transactions" means the execution and delivery by the Borrowers of this Agreement (or, in the case of the Borrowing Subsidiaries, the Borrowing Subsidiary Agreements), the performance by the Borrowers of this Agreement, the borrowing of the Loans and the use of the proceeds thereof.

          "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Alternate Base Rate and the Fixed Rate.

          "Value" shall mean, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the Securities of all series (including the effective interest rate on any Original Issue Discount Securities) which are outstanding on the effective date of such Sale and Leaseback Transaction and which have the benefit of Section 1007 of the Indenture under which the Securities are issued.

          "Voting Stock" shall mean, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

          "Wholly Owned Subsidiary" of any Person shall mean a subsidiary of such Person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity are, at the time any determination is being made, owned by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

          SECTION 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing").

          SECTION 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument


                                E-1-18
or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and
(e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.


                              ARTICLE II

                              The Credits

          SECTION 2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company and any Borrowing Subsidiary which is organized and existing under the laws of the United States of America or any State thereof from time to time during the Availability Period in Dollars in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company and each applicable Borrowing Subsidiary may borrow, prepay and reborrow Revolving Loans.

          SECTION 2.2 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in
Section 2.4. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company (on its own behalf or on behalf of any other applicable Borrower) may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans as the Company (on its own behalf or on behalf of any other Borrower) may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.


                                E-1-19

          (c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing denominated in Dollars shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000, and each Competitive Borrowing denominated in an Alternative Currency shall be in an aggregate principal amount that is not less than the Dollar Equivalent of $10,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Revolving Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, the Company (on its own behalf or on behalf of any other Borrower) shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.3  Requests for Revolving Borrowings.   To request a
Revolving Borrowing, the Company (on its own behalf or on behalf of any other applicable Borrower) shall notify Citibank of such request by telephone
(a) in the case of a Eurocurrency Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Citibank of a written Borrowing Request in the form of Exhibit A-5. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

               (i)    the aggregate amount of the requested Borrowing;

               (ii)   the date of such Borrowing, which shall be a Business
                      Day;

               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

               (iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

               (v) the location and number of the account of the Company or the other applicable Borrowers to which funds are to be disbursed, which shall comply with the requirements of
                      Section 2.7; and

               (vi)   the applicable Borrower.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving

                                E-1-20

Borrowing, then the Company shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, Citibank shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.4  Competitive Bid Procedure.    (a)  Subject to the
terms and conditions set forth herein, from time to time during the Availability Period the Company (on its own behalf or on behalf of any other Borrower) may request Competitive Bids and the Company (on its own behalf and on behalf of any other Borrowers) may (but shall not have any obligation
to) accept Competitive Bids and borrow Competitive Loans; provided that no Competitive Loan may be requested that would result in the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments. To request Competitive Bids, the Company (on its own behalf and on behalf of any other Borrowers) shall hand deliver or telecopy to the Advance Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Advance Agent, in the case of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. A Competitive Bid Request that does not conform substantially to Exhibit A-1 may be rejected in the Advance Agent's sole discretion, and the Advance Agent shall promptly notify the Company of such rejection by telecopy. Each Competitive Bid
Request shall specify the following information in compliance with Section
2.2:

               (i)    the aggregate amount of the requested Borrowing;

               (ii)   the Currency of the requested Borrowing;

               (iii)  the date of such Borrowing, which shall be a Business
                      Day;

               (iv) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

               (v) the Interest Period to be applicable to such Borrowing, which shall be a period

               (vi) the location and number of the account of the Company or any other Borrower to

              (vii)  the applicable Borrower.

If no election as to the Currency of a Borrowing is specified in any Competitive Bid Request, then the applicable Borrower shall be deemed to have requested a Borrowing in Dollars. Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Advance Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

                                E-1-21

          (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to such Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Advance Agent by telecopy, in the form of Exhibit A-3 hereto, in the case of a Eurocurrency Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Advance Agent, and the Advance Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount of the Competitive Loan or Loans that the Lender is willing to make (which, in the case of a Competitive Borrowing denominated in Dollars, shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and, in the case of a Competitive Borrowing denominated in an Alternative Currency, shall be a minimum principal amount the Dollar Equivalent of which is equal to $5,000,000, and which may equal the entire principal amount of the Competitive Borrowing request by such Borrower), (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

          (c) The Advance Agent shall promptly notify such Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.


          (d) Subject only to the provisions of this paragraph, such Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Advance Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurocurrency Competitive Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 2:00 p.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is, in the case of a Competitive Borrowing denominated in Dollars, in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000 and, in the case of a Competitive Borrowing denominated in an Alternative Currency, in a minimum principal amount the Dollar Equivalent of which is $5,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 or an amount in an Alternative Currency of which the Dollar Equivalent is less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $5,000,000 or an amount in an Alternative Currency of which the Dollar Equivalent is $5,000,000 or any integral multiple of $1,000,000 thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of such Borrower. A notice given by such Borrower pursuant to this paragraph (d) shall be irrevocable.


                                E-1-22

          (e) The Advance Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

          (f) If the Advance Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Advance Agent pursuant to paragraph (b) of this Section.

          (g) All notices required by this Section 2.4 shall be given in accordance with Section 8.1.

          SECTION 2.5 Extension of Maturity Date. (i) The Company may, by sending an Extension Letter to Citibank (in which case Citibank shall promptly deliver a copy to each of the Lenders), during the period of not less than 30 days and not more than 60 days prior to any anniversary of the date hereof, request that the Lenders extend the Maturity Date at the time in effect to the first anniversary of such date. Each Lender, acting in its sole discretion, shall, by notice to Citibank given not more than 20 days after the date of the Extension Letter, advise Citibank in writing whether or not such Lender agrees to such extension (each Lender that so advises Citibank that it will not extend the Maturity Date, being referred to herein as a "Non-extending Lender"); provided that any Lender that does not advise Citibank by the 20th day after the date of the Extension Letter shall be deemed to be a Non-extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

          (ii) (A) If Lenders holding Commitments that aggregate at least 51% of the total Commitments on the 20th day after the date of the Extension Letter shall not have agreed to extend the Maturity Date, then the Maturity Date shall not be so extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable on such Maturity Date. (B) If (and only if) Lenders holding Commitments that aggregate at least 51% of the total Commitments on the 20th day after the date of the Extension Letter shall have agreed to extend the Maturity Date, then the Maturity Date applicable to the Lenders that shall so have agreed, shall be the first anniversary of the current Maturity Date. In the event of such extension, the Commitment of each Non-extending Lender shall terminate on the Maturity Date in effect prior to such extension, all Loans and other amounts payable hereunder to such Non-extending Lenders shall become due and payable on such Maturity Date and the total Commitment of the Lenders hereunder shall be reduced by the Commitments of Non-extending Lenders so terminated on such Maturity Date.

          (iii)  In the event that the conditions of clause (B) of paragraph
(ii) above have been satisfied, the Company shall have the right on or before the Maturity Date in effect prior to the requested extension, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (except as to title and the absence of Liens created by it) (in accordance with and subject to the restrictions contained in Section 8.4) all its interests, rights and obligations under this Agreement to one or more


                                E-1-23
banks or other financial institutions identified to the Non-extending Lender, which may include any Lender (each an "Additional Commitment Lender"), provided that (x) such Additional Commitment Lender, if not already a Lender hereunder, shall be subject to the approval of Citibank and the Company (such approvals not to be unreasonably withheld), (y) such assignment shall become effective as of a date specified by the Company (which shall not be later than the Maturity Date in effect prior to the requested extension) and (z) the Additional Commitment Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Notwithstanding the foregoing, no extension of the Maturity Date shall become effective unless, on the Maturity Date in effect prior to the requested extension the conditions set forth in paragraphs (a) and (b) of
Section 4.2 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to the current Maturity Date) and Citibank shall have received a certificate to that effect dated such Maturity Date and executed by a Financial Officer of the Company.

          SECTION 2.6 Increase of Commitments. (a) The Company may, by notice to Citibank (in which case Citibank shall promptly deliver a copy to each of the Lenders), request that the total Commitments be increased by an amount that will equal or exceed $20,000,000, but that will not result in the total Commitments exceeding $500,000,000. Each such notice shall set forth the amount of the requested increase in the total Commitments and the date on which such increase is requested to become effective (which shall be not less than 20 days or more than 45 days after the date of such notice (or such shorter time as may be agreed upon by the Company and Citibank)), and shall offer each Lender the opportunity to increase its Commitment by its Applicable Percentage of the proposed increased amount. Each Lender shall, by notice to the Company and Citibank given not more than 20 days after the date of the Company's notice (or such shorter time as may be agreed upon by the Company and Citibank), either agree to increase its Commitment by all or a portion of the offered amount (each Lender so agreeing being an "Increasing Lender") or decline to increase its Commitment (and any Lender that does not deliver such a notice within such period of 20 days (or such shorter time as may be agreed upon by the Company and Citibank) shall be deemed to have declined to increase its Commitment) (each Lender so declining or deemed to have declined being a "Non-increasing Lender"). In the event that, on the 20th day (or such shorter time as may be agreed upon by the Company and Citibank) after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the total Commitments requested by the Company, Citibank or the Company may arrange for one or more banks or other financial institutions (any such bank or other financial institution as referred to in this clause (a) being called an "Augmenting Lender"), which may include any Lender, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount, provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Company and Citibank (which approvals shall not be unreasonably withheld) and each Augmenting Lender shall execute all such documentation as Citibank shall reasonably specify to evidence its Commitment and its status as a Lender hereunder. Increases and new Commitments created pursuant to this clause (a) shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of this paragraph. Notwithstanding the foregoing, no increase in the total Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (i) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section
4.2 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and Citibank shall have received a certificate to that effect dated such date and executed by a

                                E-1-24

Financial Officer of the Company and (ii) to the extent requested from the Company, Citibank shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.1 as to the corporate power and authority of the Company to borrow hereunder after giving effect to such increase.

          (b) On the effective date (the "Increase Effective Date") of any increase in the total Commitments pursuant to Section 2.6(a) (the "Commitment Increase"), (i) the aggregate principal amount of the Loans outstanding (the "Initial Loans") immediately prior to giving effect to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender shall pay to Citibank in same day funds an amount equal to the difference between (A) the product of (1) such Increasing Lender's Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Increasing Lender's Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, (iii) each Augmenting Lender shall pay to Citibank in same day funds an amount equal to the product of (1) such Augmenting Lender's Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by
(2) the amount of the Subsequent Borrowings, and (iv) after Citibank receives the funds specified in clauses (ii) and (iii) above, Citibank shall pay to each Non-increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-increasing Lender's Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, and (B) the product of (1) such Non-increasing Lender's Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, (v) after the effectiveness of the Commitment Increase, the Company shall be deemed to have made new Borrowings (the "Subsequent Borrowings") in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the types and for the Interest Periods specified in a Borrowing Request delivered to Citibank in accordance with Section 2.3, (vi) each Non-increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vii) the Company shall pay each Increasing Lender and each Non-increasing Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Company pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto. If requested by a Lender, the Company, at its own expense, shall execute and deliver to Citibank on behalf of each Increasing Lender and each Augmenting Lender a promissory note complying with the provisions of Section 2.10(e) hereof, in a principal amount equal to the Commitment of such Lender hereunder after giving effect to the Commitment Increase. Each Increasing Lender shall promptly surrender to Citibank any previous promissory note held by it, for return to the Company and shall indemnify the Company for any claims, losses, damages or expenses (including reasonable fees and disbursements of counsel) arising out of its failure to surrender such promissory note, provided the Company does not (unless pursuant to a final judgment of a court of competent jurisdiction) make any payments in respect of such promissory note.

          SECTION 2.7 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars or in the applicable Alternative Currency, as the case may be, to the account of Citibank or an Affiliate thereof most recently designated by it for such purpose by notice


                                E-1-25
to the Lenders, by 2:00 p.m., New York City time (or, in the case of any Competitive Loan with respect to which a Borrower shall have requested funding in another jurisdiction, to such account in such jurisdiction as Citibank shall designate for such purpose by notice to the applicable Lenders, by 2:00 p.m., local time). Citibank will make such Loans available to such Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with Citibank in New York City (or, in the case of any Competitive Loan with respect to which such Borrower shall have requested funding in another jurisdiction, to such account in such jurisdiction as such Borrower shall have designated in the applicable Competitive Bid Request).

          (b) Unless Citibank shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Citibank such Lender's share of such Borrowing, Citibank may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to such Borrower a corresponding amount.
In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Citibank, then the applicable Lender and the applicable Borrower severally agree to pay to Citibank forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to Citibank, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Citibank in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate on the applicable Borrowing; provided that no repayment by such Borrower pursuant to this sentence shall be deemed to be a prepayment for purposes of Section 2.16.
If such Lender pays such amount to Citibank, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.8 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company (on its own behalf or on behalf of any other Borrower) may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company (on its own behalf or on behalf of any other Borrower) may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

          (b)  To make an election pursuant to this Section, the Company
(on its own behalf or on behalf of any other Borrower) shall notify Citibank of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Company (on its own behalf or on behalf of any other Borrower) were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Citibank of a written Interest Election Request in a form approved by Citibank and signed by the Company.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);


                                E-1-26

               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

               (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company (on its own behalf or on behalf of any other Borrower) shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, Citibank shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the Company (on its own behalf or on behalf of any other Borrower) fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Citibank, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.9  Termination and Reduction of Commitments.  (a)
Unless previously terminated, the Commitments shall terminate on the Maturity Date.

          (b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures plus the Competitive Loan Exposures would exceed the total Commitments.

          (c) The Company shall notify Citibank of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Citibank shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall


                                E-1-27
be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to Citibank on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent (subject to the provisions of Section 2.6). Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

          SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to Citibank for the account of each Lender the then unpaid principal amount of its Revolving Loans on the Maturity Date and (ii) to Citibank for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) Citibank shall maintain a Register pursuant to subsection 8.4(d), and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by Citibank hereunder for the account of the Lenders and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Citibank to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it be evidenced by a promissory note for its Competitive Loans and a promissory note for its Revolving Loans. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Citibank. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its assigns).

          SECTION 2.11 Prepayment of Loans. (a) The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

                                E-1-28

          (b) The Company (on its own behalf or on behalf of any other Borrower) shall notify Citibank by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., New
York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, Citibank shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section
2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12 Fees. (a) The Company agrees to pay to Citibank for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) The Company agrees to pay to the Administrative Agents, for their own account, the administrative, auction and other fees separately agreed upon between the Company and the Administrative Agents (collectively, the "Administrative Fees").

          (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Citibank for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

          SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

          (b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Eurocurrency Revolving Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

          (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.


                                E-1-29

          (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 1% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 1% plus the rate applicable to ABR Loans as provided in paragraph
(a) of this Section.

          (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at time when the Alternate Base Rate is based on clause
(a) of the first sentence of the definition of Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by Citibank, and such determination shall be conclusive absent manifest error.

          SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

          (a) Citibank shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

          (b) Citibank is advised by the Required Lenders (or, in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such
Loan) that the LIBO Rate for such Interest Period will    not adequately and
fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then Citibank shall give notice thereof to the Company (on its own behalf or on behalf of the applicable Borrower) and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until Citibank notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Company (on its own behalf or on behalf of any Borrower) for a Eurocurrency Competitive Borrowing shall be

                                E-1-30
ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Company for Eurocurrency Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

          SECTION 2.15  Increased Costs.  (a)  If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

               (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan
(or of maintaining its obligation to make any such Loan) by an amount deemed by such Lender to be material or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

          (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.


                                E-1-31

          SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency
Loan other than on the last day of the Interest Period applicable thereto,
(c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the present value of the excess, if any, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17 Taxes. (a) Any and all payments to the Lenders or the Administrative Agents hereunder by a Borrower or on behalf of any Borrower shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on any Administrative Agent or any Lender (or participant) as a result of a present or former connection between such Administrative Agent or such Lender (or participant) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) and (ii) any taxes that are attributable solely to the failure of any Non-U.S. Lender (as defined in Section 2.17(g) below) to comply with Section 2.17 (g) or 2.17(h) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Non-Excluded Taxes"). If the relevant Borrower shall be required to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder to any Lender or any Administrative Agent, (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions (including deductions applicable to Additional Amounts payable under this Section 2.17) such Lender or such Administrative Agent
(as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower shall make such deductions and (iii) the relevant Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                                E-1-32

          (b) In addition, the relevant Borrower (or the Company, as guarantor, as applicable) shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, intangibles or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document that are imposed by a Governmental Authority in a jurisdiction in which the relevant Borrower or the Company is incorporated, organized, managed and controlled or considered to have its seat or otherwise has a connection (other than as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) ("Other Taxes").

          (c) The relevant Borrower (or the Company, as guarantor, as applicable) shall indemnify each Lender (or participant) and each Administrative Agent for the full amount of Non-Excluded Taxes and Other
Taxes paid by such Lender (or participant) or such Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender, or an Administrative Agent on its behalf and setting forth in reasonable detail the manner in which such amount shall have been determined, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Lender or the Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender or Administrative Agent receives written demand for payment of such Taxes or Other Taxes from the relevant Governmental Authority.

          (d) If a Lender (or participant) or an Administrative Agent receives a refund in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the relevant Borrower or with respect to which the relevant Borrower has paid Additional Amounts pursuant to this
Section 2.17, it shall within 30 days from the date of such receipt pay over such refund to the relevant Borrower (but only to the extent of indemnity payments made, or Additional Amounts paid, by the relevant Borrower under this
Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or participant) or such Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund);
provided, however, that the relevant Borrower, upon the request of such Lender (or participant) or such Administrative Agent, agrees to repay the amount paid over to the relevant Borrower (plus penalties, interest or other charges) to such Lender (or participant) or such Administrative Agent in the event such Lender (or participant) or such Administrative Agent is required to repay such refund to such Governmental Authority.

          (e) As soon as practicable after the date of any payment of Non-Excluded Taxes or Other Taxes by the relevant Borrower to the relevant Governmental Authority, the relevant Borrower will deliver to Citibank, at its addresses referred to in Section 8.1, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

          (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section
2.17 shall survive the payment in full of the principal of and interest on all Loans made hereunder.


                                E-1-33

          (g) Each Lender (or participant) that is not a United States Person as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and Citibank two copies of either United
States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10 percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 881(c)(3)(C) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Company under this Agreement.
Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a participant, on or before the date such participant becomes a participant hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office").
In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.17(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this
Section 2.17(g) that such Non-U.S. Lender is not legally able to deliver.

          (h) A Lender (or participant) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrowing Subsidiary is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowing Subsidiary (with a copy to Citibank), at the time or times prescribed by applicable law or reasonably requested by the Borrowing Subsidiary, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or participant) is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender (or participant).

          (i) The relevant Borrower shall not be required to indemnify any Lender, or to pay any Additional Amounts to any Lender, in respect of any withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to such withholding tax was in effect and would apply to amounts payable to such Lender on the date such Lender became a party to this Agreement (or, in the case of a participant, on the date such participant became a participant hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan or, with respect to payments by a Borrower pursuant to a Competitive Loan, as of the date the Company accepts a Competitive Bid pursuant to Section 2.4(d); provided, however, that this clause (i) shall not apply to any Lender (or participant) if the assignment, participation, transfer or designation of a New Lending Office was made at the request of the relevant Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Lender (or participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Lender (or participant) making the assignment, participation, transfer or designation of such New Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional
Amounts would not have arisen but for a failure by such Lender (or participant) to comply with the provisions of paragraph (g) or (h) above.


                                E-1-34

          (j) Any Lender (or participant) claiming any indemnity payment or Additional Amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the relevant Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amounts that may thereafter accrue and would not, in the sole determination of such Lender
(or participant), be otherwise disadvantageous to such Lender (or participant).

          (k) Nothing contained in this Section 2.17 shall require any Lender (or participant) or any Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

          SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., local time at the place of payment, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Citibank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Citibank at its offices at 399 Park Avenue, New York, New York, or such other location as Citibank shall designate from time to time, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 8.5 shall be made directly to the Persons entitled thereto. Citibank shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars or, in the case of Competitive Loans, the applicable Currency, as the case may be.

          (b) If at any time insufficient funds are received by and available to Citibank to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such

                                E-1-35
participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

          (d) Unless Citibank shall have received notice from a Borrower prior to the date on which any payment is due to Citibank for the account of the Lenders hereunder that such Borrower will not make such payment, Citibank may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Citibank forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Citibank, at the greater of the Federal Funds Effective Rate and a rate determined by Citibank in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b) or 2.18(d), then Citibank may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Citibank for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to file any certificate or document requested by the Company (consistent with legal and regulatory restrictions), to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender.

          (b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then such Borrower may, upon notice to such Lender and Citibank, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.4), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive
Loans held by it and any and all rights and interests related thereto) to an assignee that shall assume such obligations (which assignee may be another

                                E-1-36

Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agents which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

          SECTION 2.20 Borrowing Subsidiaries. The Company may designate any Wholly Owned Subsidiary of the Company as a Borrowing Subsidiary. Upon the receipt by Citibank of a Borrowing Subsidiary Agreement executed by such a Wholly Owned Subsidiary and the Company, such Wholly Owned Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement. A Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as no Loans, fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding to such Subsidiary and such Subsidiary and the Company shall have executed and delivered to Citibank a Borrowing Subsidiary Termination; provided that, notwithstanding anything herein to the contrary, no Borrowing Subsidiary shall cease to be a Borrowing Subsidiary solely because it no longer is a Wholly Owned Subsidiary of the Company so long as such Borrowing Subsidiary and the Company shall not have executed and delivered to Citibank a Borrowing Subsidiary Termination and the Company's guarantee of the Borrowing Subsidiary Obligations of such Borrowing Subsidiary pursuant to Section 8.16 has not been released.


                              ARTICLE III

                    Representations and Warranties

          The Company represents and warrants to each of the Lenders and each of the Administrative Agents that:

          SECTION 3.1 Organization; Powers. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect. Each Borrower has the corporate power and authority to execute and deliver this Agreement (or, in the case of the Borrowing Subsidiaries, the Borrowing Subsidiary Agreements), to perform its obligations under this Agreement and to borrow hereunder.

          SECTION 3.2 Authorization. The Transactions (a) are within each Borrower's corporate powers and have been duly authorized by all requisite corporate action and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation (including, without limitation, the Margin Regulations), (B) any provision of the certificate of incorporation or other constitutive documents or by-laws of the Company or any Subsidiary, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Company or any Subsidiary is a party or by which it or any of its property is or may be bound, (ii) be in

                                E-1-37
conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any lien upon any property or assets of the Company or any Subsidiary other than, in the case of clauses (i)(A), (i)(C), (i)(D), (ii) and (iii), any such violations, conflicts, breaches, defaults or liens that, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 3.3 Enforceability. Each Loan Document constitutes or, when executed and delivered, will constitute a legal, valid and binding obligation of each Borrower party thereto, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

          SECTION 3.4 Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority is required in connection with the Transactions.

          SECTION 3.5 Financial Statements; No Material Adverse Change. (a) The Company has heretofore furnished to the Administrative Agents and the Lenders copies of (i) its audited consolidated financial statements for the years ended December 31, 1995 and December 31, 1996, respectively, which were included in its annual report on Form 10-K dated December 31, 1995 and December 31, 1996, respectively (the "10-Ks"), filed with the SEC under the Exchange Act and (ii) its unaudited consolidated financial statements for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, which were included in its Quarterly Report on Form 10-Q dated March 31, 1997,
June 30, 1997 and September 30, 1997, respectively (the "10-Qs"), filed with the SEC under the Exchange Act. Such financial statements present fairly, in all material respects, the financial condition and the results of operations of the Company and the Subsidiaries, taken as a whole, as of, and for accounting periods ending on, such dates in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

          (b) Since December 31, 1997, there has been no material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole.

          SECTION 3.6 Litigation; Compliance with Laws. (a) Except as disclosed in either the most recent 10-K or the most recent 10-Q, as of the date hereof, there are no actions, proceedings or investigations filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining the Company from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect.

          (b) Neither the Company nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

                                E-1-38

          SECTION 3.7 Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

          SECTION 3.8 Use of Proceeds. All proceeds of the Loans shall be used for the purposes referred to in the recitals to this Agreement.

          SECTION 3.9 Taxes. The Company and the Subsidiaries have filed or caused to be filed all Federal and material state, local and foreign Tax returns which are required to be filed by them, and have paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessments received by any of them, other than any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside.

          SECTION 3.10 Employee Benefit Plans. The present aggregate value of accumulated benefit obligations of all Plans and all foreign employee pension benefit plans (based on those assumptions used for disclosure of such obligations in corporate financial statements in accordance with GAAP) did not, as of the most recent statements available, exceed the aggregate value of the assets for all such plans. Except as would not individually or in the aggregate have a Material Adverse Effect: (a) no ERISA Termination Event has occurred or (b) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

          SECTION 3.11 Environmental and Safety Matters. Other than exceptions to any of the following that would not in the aggregate have a Material Adverse Effect: (i) the Company and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws; (ii) there are and have been no Hazardous Substances at any property owned, leased or operated by the Company now or in the past, or at any other location, that could reasonably be expected to result in liability of the Company or any Subsidiary under any Environmental and Safety Law or result in costs to any of them arising out of any Environmental and Safety Law; (iii) there are no past, present, or, to the knowledge of the Company and the Subsidiaries, anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent the Company or any of the Subsidiaries from, or increase the costs to the Company or any of the Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorizations, licenses or permissions required of any of them pursuant to any such law; and (iv) neither the Company nor any of the Subsidiaries has retained or assumed, by contract or operation of law, any liability, fixed or contingent, under any Environmental and Safety Law.

          SECTION 3.12 Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property that are material to the business of the Company and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property that are material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.


                                E-1-39

          SECTION 3.13 Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.


                              ARTICLE IV

                              Conditions

          SECTION 4.1 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.7):

          (a) Citibank (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to Citibank (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) Citibank shall have received a favorable written opinion (addressed to the Administrative Agents and the Lenders and dated the Effective Date) of Cravath, Swaine & Moore, counsel to the Company, and John L. McGoldrick, Esq., Senior Vice President Law and Strategic Planning and General Counsel of the Company, collectively to the effect set forth in Exhibit C. The Company hereby requests such counsel to deliver such opinions.

          (c) Citibank shall have received such documents and certificates as Citibank or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agents and their counsel.

          (d) Citibank shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of
               Section 4.2.

          (e) The Administrative Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

Citibank shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.


                                E-1-40

          SECTION 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing made solely to refinance outstanding Borrowings that does not increase the aggregate principal amount of the Loans of any Lender outstanding) is subject to the satisfaction of the following conditions:

          (a) The representations and warranties of the Company set forth in this Agreement other than those set forth in Sections 3.5(b), 3.6(a),
     3.10 and 3.11 shall be true and correct in all material respects (provided that such representations and warranties qualified as to materiality shall be true and correct) on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

          SECTION 4.3 Initial Borrowing by Each Borrowing Subsidiary. The obligation of each Lender to make a Loan on the occasion of the first Borrowing by each Borrowing Subsidiary is subject to the satisfaction of the following condition:

          Citibank (or their counsel) shall have received a Borrowing Subsidiary Agreement properly executed by such Borrowing Subsidiary and the Company.


                               ARTICLE V

                               Covenants

          A. Affirmative Covenants. The Company covenants and agrees with each Lender and each Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:

          SECTION 5.1 Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises that are material to the business of the Company and its Subsidiaries as a whole, except as expressly permitted under Section
5.7 and except, in the case of any Subsidiary, where the failure to do so would not result in a Material Adverse Effect.

          SECTION 5.2 Business and Properties. Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of the business of the Company and its Subsidiaries as a whole and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals,

                                E-1-41
additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not result in a Material Adverse Effect.

          SECTION 5.3 Financial Statements, Reports, Etc. Furnish to the Administrative Agents and each Lender:

          (a) within 95 days after the end of each fiscal year, its annual report on Form 10-K as filed with the SEC, incl uding its consolidated balance sheet and the related co nsolidated earnings statement showing its co nsolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Price Waterhouse LLP or other independent certified public accountants of recognized national standing selected by the Company and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the Company's financial condition and results of operations on a consolidated basis in accordance with GAAP;

          (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its quarterly report on Form 10-Q as filed with the SEC, including its unaudited consolidated balance sheet and related consolidated earnings statement, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year (and each delivery of such statements shall be deemed a representation that such statements fairly present the Company's financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes);

          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

          (d) promptly after the same become publicly available, copies of all reports on Form 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or copies of all reports distributed to its shareholders, as the case may be; and

          (e) promptly, from time to time, such other information as any Lender shall reasonably request through Citibank.

          SECTION 5.4 Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses.

          SECTION 5.5 Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each

                                E-1-42
case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

          SECTION 5.6 Litigation and Other Notices. Give Citibank written notice of the following within five Business Days after any executive officer of the Company obtains knowledge thereof:

          (a) the filing or commencement of any action, suit or proceeding which the Company reasonably expects to result in a Material Adverse Effect;

          (b) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

          (c)  any change in any of the Ratings.

          SECTION 5.7 Books and Records. Keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.

          B. Negative Covenants. The Company covenants and agrees with each Lender and each Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of the Subsidiaries to:

          SECTION 5.8 Consolidations, Mergers, and Sales of Assets. In the case of the Company (a) consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or
(b) sell, or otherwise transfer (in one transaction or a series of transactions), or permit any Subsidiary to sell, or otherwise transfer (in one transaction or a series of transactions), all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge or consolidate with another Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

          SECTION 5.9 Liens. Create, assume or suffer to exist any Lien upon any Restricted Property to secure any Debt of the Company, any Subsidiary or any other Person, without making effective provision whereby the Loans that may then or thereafter be outstanding shall be secured by such Lien equally and ratably with (or prior to) such Debt for so long as such Debt shall be so secured, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:

          (a)  Liens existing on the date hereof;

          (b) any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary;

          (c) any Lien existing on property at the time of the acquisition thereof by the Company or any Subsidiary;


                                E-1-43

          (d) any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the acquisition of any Restricted Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Debt which is in excess of such purchase price and for the payment of which recourse may be had only against such Restricted Property;

          (e) any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the completion of the construction, alteration, repair or improvement of any Restricted Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Debt which is in excess of such cost and for the payment of which recourse may be had only against such Restricted Property;

          (f) any Liens securing Debt of a Subsidiary owing to the Company or to another Subsidiary;

          (g) any Liens securing industrial development, pollution control or similar revenue bonds;

          (h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, so long as the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property); and

          (i) any Lien not permitted by clauses (a) through (h) above securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries owning Restricted Property which would otherwise be subject to the foregoing restrictions and the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the restrictions of Section
     5.10 but for this clause (i), does not at any time exceed 10% of Consolidated Net Tangible Assets.

          SECTION 5.10 Limitation on Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, or permit any Subsidiary owning Restricted Property to do so, unless either:

          (a)  the Company or such Subsidiary would be entitled to incur
     Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased (without equally and ratably securing the Loans) without violating
     Section 5.9, or

          (b) the Company, during the six months immediately following the effective date of such Sale and Leaseback Transaction, causes to be applied to (A) the acquisition of Restricted Property or (B) the voluntary retirement of Funded Debt (whether by redemption, defeasance, repurchase, or otherwise) an amount equal to the Value of such Sale and Leaseback Transaction.


                                E-1-44

                              ARTICLE VI

                           Events of Default

          In case of the happening of any of the following events (each an "Event of Default"):

          (a) any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings hereunder or under any Borrowing Subsidiary Agreement shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.6, 5.8, 5.9 or 5.10;

          (e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from any Administrative Agent or any Lender to the Company;

          (f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to 3% of Consolidated Net Worth, when and as the same shall become due and payable (giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this clause (ii) is to cause such Debt to become due prior to its stated maturity;

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
(i) relief in respect of the Company or any Borrowing Subsidiary, or of a substantial part of the property or assets of the Company or any Borrowing Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Borrowing Subsidiary or for a substantial part of the property or assets of the Company or any Borrowing Subsidiary or (iii) the winding up or liquidation of the Company or any Borrowing Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;


                                E-1-45

          (h) the Company or any Borrowing Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law,
(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Borrowing Subsidiary or for a substantial part of the property or assets of the Company or any Borrowing Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
(vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

          (i) one or more judgments for the payment of money in an aggregate amount equal to or greater than 3% of Consolidated Net Worth (exclusive of any amount thereof covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

          (j) (i) a Plan of the Company or any Borrowing Subsidiary shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d), or (ii) an ERISA Termination Event shall have occurred with respect to the Company or any Borrowing Subsidiary or an ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, or (iii) the Company or any Borrowing Subsidiary or any ERISA Affiliate shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor, or (iv) the Company or any Borrowing Subsidiary or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Section 412 of the Code on or before the due date for such installment or other payment, or (v) the Company or any Borrowing Subsidiary or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) which the Company or any Borrowing Subsidiary or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the PBGC or a Plan which will have a Material Adverse Effect;

          (k)  a Change in Control shall occur; or

          (l) at any time while a Borrowing Subsidiary Agreement is in effect, the guarantee in Section 8.16 shall cease to be, or shall be asserted


                                E-1-46
by the Company not to be, a valid and binding obligation on the part of the Company; then, and in every such event (other than an event with respect to the Company described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, Citibank, at the request of the Required Lenders, shall, by notice to the Company or any Borrowing Subsidiary (which notice to a Borrowing Subsidiary may be given to the Company), take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company or any Borrowing Subsidiary accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in any event with respect to the Company described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company and the Borrowing Subsidiaries accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.


                              ARTICLE VII

                       The Administrative Agents

          In order to expedite the transactions contemplated by this Agreement, each of The Chase Manhattan Bank and Citibank, N.A. is hereby appointed to act as an Administrative Agent on behalf of the Lenders and Citibank is hereby appointed to act as Advance Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes each Administrative Agent (which term, for purposes of this Article VII, shall be deemed to include the Advance Agent) to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative
Agents or an Administrative Agent individually, as the case may be, by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. Citibank is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company or any Borrowing Subsidiary of any Event of Default of which Citibank has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any Borrowing Subsidiary pursuant to this Agreement as received by Citibank.

          Neither Administrative Agent nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection


                                E-1-47
herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Company or any Borrowing Subsidiary of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Administrative Agents may deem and treat the Lender which makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agents shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither Administrative Agent nor any of their respective directors, officers, employees or agents shall have any responsibility to the Company or any Borrowing Subsidiary on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Company of any of their respective obligations hereunder or in connection herewith. The Administrative Agents may execute any and all duties hereunder by or through their Affiliates, agents or employees and shall be entitled to rely upon the advice of legal counsel selected by them with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by them in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that the Administrative Agents shall be under no duty to take any discretionary action permitted to be taken by them pursuant to the provisions of this Agreement unless they shall be requested in writing to do so by the Required Lenders.

          Subject, in the case of a resignation of both Administrative Agents, to the appointment and acceptance of a successor Administrative Agent as provided below, either Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation of both Administrative Agents, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agents give notice of their resignation, then the retiring Administrative Agents may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agents and the retiring Administrative Agents shall be discharged from their duties and obligations hereunder. If only one of the Administrative Agents shall resign, the other Administrative Agent shall become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any Administrative Agent's resignation hereunder, the provisions of this Article and Section 8.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          With respect to the Loans made by them hereunder, each Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and such Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent.


                                E-1-48

          Each Lender agrees (i) to reimburse the Administrative Agents, on demand, in the amount of its Applicable Percentage of any expenses incurred for the benefit of the Lenders by the Administrative Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Company and
(ii) to indemnify and hold harmless the Administrative Agents and any of their respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against either of them in its capacity as an Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by either of them under this Agreement to the extent the same shall not have been reimbursed by the Company; provided that no Lender shall be liable to any Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Administrative Agent or any of its directors, officers, employees or agents.

          Each Lender acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.


                             ARTICLE VIII

                             Miscellaneous

          SECTION 8.1 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

          (a)  if to the Company, to Bristol-Myers Squibb Company,
345 Park Avenue, New York, New York 10154, Attention of the Treasurer
(Telecopy No. 212-605-9632) and the General Counsel (Telecopy No. 212-546-9562);

          (b) if to The Chase Manhattan Bank, to it at One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Vito Cipriano (Telecopy No. 212-552-5662);

          (c) if to Citibank, (i) for notices concerning operational matters, to Citibank, N.A., c/o Citibank Delaware, Two Penns Way, Suite 200,
New Castle, DE 19720, Attention of Janet Wallace (Telecopy No. (302) 894-6120) or (ii) for notices concerning credit matters, to Citibank, N.A., 399 Park Avenue, New York, New York 10043, Attention of William E. Clark (Telecopy No. 212-826-2371);


                                E-1-49

          (d) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto; and

          (e) if to any Borrowing Subsidiary, to it at the address (or telecopy number) set forth above for the Company. Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for the purpose of giving on its behalf any notice and taking any other action provided for in this Agreement and hereby agrees that it shall be bound by any such notice or action given or taken by the Company hereunder irrespective of whether or not any such notice shall have in fact been authorized by such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein shall have theretofore been terminated.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

          SECTION 8.2 Survival of Agreement. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

          SECTION 8.3 Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Administrative Agents and when the Administrative Agents shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Company nor any Borrowing Subsidiary shall have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.

          SECTION 8.4 Successors and Assigns. (a) Whenever in this Agreement any of the parties is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that, except in the case of an assignment to another Lender or an Affiliate of a Lender, (i) each of the Company (so long as no Event of Default shall have occurred and be continuing with respect to the Company under clause (g) or (h) of Article VI of this Agreement) and Citibank must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld) and (ii) the amount of the


                                E-1-50

Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Citibank) shall not be less than $10,000,000 unless it shall be the entire amount of such Lender's Commitment. The parties to each assignment shall execute and deliver to Citibank an Assignment and Acceptance, and a processing and recordation fee of $3,000. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (X) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (Y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 8.5, as well as to any fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Company or the performance or observance by the Company of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;
(iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.3 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon any Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agents by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) Citibank shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time and any promissory notes evidencing such Loans (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Company, the other Borrowers, the Administrative Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. No assignment or


                                E-1-51
transfer of any Loan (or portion thereof) or any Note evidencing such Loan shall be effected unless and until it has been recorded in the Register as provided in this subsection 8.4(d). Notwithstanding any other provision of this Agreement, any assignment or transfer of all or part of a promissory note shall be registered on the Register only upon surrender for registration of assignment or transfer of the promissory note (and each promissory note shall expressly so provide), accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new promissory notes in the same aggregate principal amount shall be issued to the designated Assignee and the old promissory notes shall be returned by Citibank to the Borrower
marked "cancelled".   The Register shall be available for inspection by each
party hereto, at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Company to such assignment, Citibank shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

          (f) Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto or thereto for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15,
2.16 and 2.17 to the same extent as if it was the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity, it being further agreed that the selling Lender will not be permitted to make claims against the Company under Section 2.15(b) for costs or reductions resulting from the sale of a participation), except that all claims made pursuant to such Sections shall be made through such selling Lender, and
(iv) the Company, the Administrative Agents and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Company relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or thereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending the final scheduled maturity of the Loans or any date scheduled for the payment of interest on the Loans or extending the Commitments).

          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall be subject to the same confidentiality agreement as are the Lenders.

          (h) The Company and any Borrowing Subsidiary shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.

          (i)  Any Lender may at any time pledge or otherwise assign all or

                                E-1-52
any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder. In order to facilitate such an assignment to a Federal Reserve Bank, the Company shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made by the assigning Lender hereunder.

          SECTION 8.5 Expenses; Indemnity. (a) The Company agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agents in connection with entering into this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (including the reasonable fees, disbursements and other charges of a single counsel), or incurred by the Administrative Agents or any Lender in connection with the enforcement of their rights in connection with this Agreement or in connection with the Loans made hereunder or thereunder, including the fees and disbursements of counsel for the Administrative Agents and, in the case of enforcement, each Lender.

          (b) The Company agrees to indemnify each Administrative Agent, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee and (B) such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Lenders.

          (c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of any Administrative Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

          SECTION 8.6 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          SECTION 8.7 Waivers; Amendment. (a) No failure or delay of any Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

                                E-1-53

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, or amend or modify Section 8.16, without the prior written consent of each Lender directly affected thereby, (ii) increase the Commitment (except pursuant to Section 2.6), or decrease the facility fees of any Lender without the prior written consent of such Lender or (iii) amend or modify the provisions of
Section 2.18 or Section 8.4(h), the provisions of this Section or the definition of the "Required Lenders", without the prior written consent of each Lender; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Administrative Agent hereunder without the prior written consent of such Administrative Agent.
Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

          SECTION 8.8 Entire Agreement. This Agreement constitutes the entire contract among the parties relative to the subject matter hereof.
Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 8.9 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.3.

          SECTION 8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 8.12 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or obligations of the Company and the applicable Borrowing Subsidiary now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.


                                E-1-54

          SECTION 8.13  Jurisdiction; Consent to Service of Process.
(a) The Company and any Borrowing Subsidiary hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

          (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 8.14 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.

          SECTION 8.15 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

          (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be

                                E-1-55
due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 8.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

          SECTION 8.16 Guaranty. In order to induce the Lenders to make Loans to the applicable Borrowing Subsidiaries, the Company hereby unconditionally guarantees the Borrowing Subsidiary Obligations of all the Borrowing Subsidiaries. The Company further agrees that the Borrowing Subsidiary Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its agreement hereunder notwithstanding any extension or renewal of any Borrowing Subsidiary Obligation.

          The Company waives promptness, diligence, presentment to, demand of payment from and protest to the Borrowing Subsidiaries of any Borrowing Subsidiary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall be absolute and unconditional and not be affected by
(a) the failure of any Lender or the Administrative Agents to assert any claim or demand or to enforce any right or remedy against the Borrowing Subsidiaries under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Documents or any other agreement; (c) the failure of any Lender to exercise any right or remedy against any Borrowing Subsidiaries; (d) the invalidity or unenforceability of any Loan Document or (e) any other circumstance which might otherwise constitute a defense available to or discharge of the Borrower or a guarantor (other than payment).

          The Company further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrowing Subsidiary or any other Person.

          The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Borrowing Subsidiary Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agents or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Borrowing Subsidiary Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity.

                                E-1-56

          The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Borrowing Subsidiary Obligation is rescinded or must otherwise be restored by the Administrative Agents or any Lender upon the bankruptcy or reorganization of any of the Borrowing Subsidiaries or otherwise.

          In furtherance of the foregoing and not in limitation of any other right which the Administrative Agents or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Borrowing Subsidiary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by Citibank, forthwith pay, or cause to be paid, in cash the amount of such unpaid Borrowing Subsidiary Obligation. In the event that, by reason of the bankruptcy of any Borrowing Subsidiary,
(i) acceleration of Loans made to such Borrowing Subsidiary is prevented and
(ii) the Company shall not have prepaid the outstanding Loans and other amounts due hereunder owed by such Borrowing Subsidiary, the Company will forthwith purchase such Loans at a price equal to the principal amount thereof plus accrued interest thereon and any other amounts due hereunder with respect thereto. The Company further agrees that if payment in respect of any Borrowing Subsidiary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Borrowing Subsidiary Obligation in such currency or such place of payment shall be impossible or, in the judgment of any applicable Lender, not consistent with the protection of its rights or interests, then, at the election of any applicable Lender, the Company shall make payment of such Borrowing Subsidiary Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

          Upon payment by the Company of any Borrowing Subsidiary Obligations, each Lender shall, in a reasonable manner, assign the amount of the Borrowing Subsidiary Obligations owed to it and paid by the Company pursuant to this guarantee to the Company, such assignment to be pro tanto to the extent to which the Borrowing Subsidiary Obligations in question were discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender except with respect to the amount of the Borrowing Subsidiary Obligations so assigned).

          Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Borrowing Subsidiary Obligations to the Lenders.

          SECTION 8.17 European Monetary Union. If, as a result of the implementation of European monetary union, (a) any currency ceases to be lawful currency of the nation issuing the same and is replaced by a European common currency, then any amount payable hereunder by any party hereto in such currency shall instead be payable in the European common currency and the amount so payable shall be determined by translating the amount payable in such currency to such European common currency at the exchange rate recognized by the European Central Bank for the purpose of implementing European monetary union, or (b) any currency and a European common currency are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then (i) any Loan made at such time shall be made in such European common currency and (ii) any other amount payable by any party hereto in such currency shall be payable in such currency or in such European common currency (in an amount determined as set forth in


                                E-1-57
clause (a)), at the election of the obligor. Prior to the occurrence of the event or events described in clause (a) or (b) of the preceding sentence, each amount payable hereunder in any currency will continue to be payable only in that currency. The Borrowers agree, at the request of the Required Lenders, at the time of or at any time following the implementation of European monetary union, to enter into an agreement amending this Agreement in such manner as the Required Lenders shall reasonably request in order to avoid any unfair burden or disadvantage resulting from the implementation of such monetary union and to place the parties hereto in the position they would have been in had such monetary union not been implemented, the intent being that neither party will be adversely affected economically as a result of such implementation and that reasonable provisions shall be adopted to govern the borrowing, maintenance and repayment of Loans denominated in currencies other than Dollars after the occurrence of the event or events described in clause (a) or (b) of the preceding sentence.



                                E-1-58

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              BRISTOL-MYERS SQUIBB COMPANY,


                              By
                                Name:
                                Title:


                              By
                                Name:
                                Title:


                              THE CHASE MANHATTAN BANK, individually and as Administrative Agent,


                              By
                                Name:
                                Title:


                              CITIBANK, N.A., individually and as
                              Administrative Agent and
                              Advance Agent,


                              By
                                Name:
                                Title:


                              SWISS BANK CORPORATION, Stamford branch, as a Lender


By:                                Title:



By:                                Title:



                                E-1-59

DRESDNER BANK AG, New York Branch and Grand Cayman Branch, as a Lender


By:                                Title:


By:                                Title:

BANCA MONTE DEI PASCHI DI SIENA S.p.A., as a Lender


By:                                Title:


BANCO SANTANDER S.A., New York branch, as a Lender


By:                                Title:


By:                                Title:


BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as a Lender


By:                                              Title:


BANK OF TOKYO-MITSUBISHI TRUST COMPANY, as a Lender


By:                                Title:


                                E-1-60

BANQUE NATIONALE DE PARIS, as a Lender


By:                                Title:


By:                                Title:

MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as a Lender


By:                                Title:


ROYAL BANK OF CANADA, as a Lender


By:                                Title:


THE BANK OF NEW YORK, as a Lender


By:                                Title:


THE NORTHERN TRUST COMPANY, as a Lender


By:                                Title:


DEUTSCHE BANK AG, New York branch and/or Cayman Islands branch, as a Lender


By:                                Title:



By:                                Title:



                                E-1-61

WACHOVIA BANK, N.A., as a Lender


By:                                Title:


BANK OF MONTREAL, as a Lender


By:                                Title:


ING BANK N.V., as a Lender


By:                                Title:





                                E-1-62